Exhibit 99.1

News Release
For immediate release

Christy McElroy
904 598 7616
ChristyMcElroy@regencycenters.com

Regency Centers Increases Common Stock Dividend by 5.2%

JACKSONVILLE, Fla. (November 7, 2024) – Regency Centers Corporation (“Regency Centers”, “Regency” or the “Company”) (NASDAQ: REG) announced today that the Company’s Board of Directors (the “Board”) declared quarterly cash dividends on Regency’s common stock, Series A preferred stock, and Series B preferred stock.

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On November 5, 2024, the Board declared a quarterly cash dividend on the Company’s common stock of $0.705 per share, representing an increase of $0.035 per share, or 5.2%, from the prior quarterly dividend. The dividend is payable on January 3, 2025, to shareholders of record as of December 16, 2024.
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On November 5, 2024, the Board declared a quarterly cash dividend on the Company’s Series A preferred stock of $0.390625 per share. The dividend is payable on January 31, 2025, to shareholders of record as of January 16, 2025.
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On November 5, 2024, the Board declared a quarterly cash dividend on the Company’s Series B preferred stock of $0.367200 per share. The dividend is payable on January 31, 2025, to shareholders of record as of January 16, 2025.

“Following another strong quarter of exceptional operating results, we are pleased to announce a 5.2% increase to our quarterly common stock dividend, marking our 11th consecutive year of increases,” said Lisa Palmer, President and Chief Executive Officer.

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is a preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com